EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of September 4, 2013 by and among (a) Access Media 3, Inc., an Illinois corporation (“Purchaser”), (b) MDU Communications (USA) Inc., a Washington corporation (“Seller”), and (c) MDU Communications International, Inc., a Delaware corporation and the sole stockholder of Seller (the “Stockholder”). Certain capitalized terms used and not defined herein shall have the respective meanings set forth in Exhibit A hereto.

Seller provides video and high-speed internet services to multiple dwelling unit customers at the properties described on Exhibit B hereto (the “Initial Acquired Properties”) and on Exhibit C hereto (the “Subsequent Acquired Properties”), collectively representing a total of 47,124 Subscribers. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all the assets, properties and rights used in providing such media services to the Acquired Properties upon the terms and subject to the conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual undertakings of the parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

Section 1.01. Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the applicable Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of its right, title and interest in and to all of its properties, assets, rights and interests (whether tangible or intangible) of any kind, nature, character and description relating to the applicable Acquired Properties, whether real, personal or mixed, whether accrued, contingent or otherwise, which are owned, leased or otherwise held by Seller (collectively, the “Acquired Assets”), free and clear of all Encumbrances other than Permitted Encumbrances. The Acquired Assets shall include, without limitation, the following items:

(a) all Accounts Receivable or portions thereof relating to the Acquired Properties that are attributable to services rendered at the Acquired Properties after the applicable Closing Date (it being understood that Seller shall retain all Accounts Receivable or portions thereof related to services rendered at the Acquired Properties up to and including the applicable Closing Date);

(b) all Inventory, Equipment and Machinery located at the Acquired Properties used in connection with the provision of media services to the Acquired Properties, including all the assets listed on the Tangible Assets Schedule attached to this Agreement;

(c) all Assigned Contracts and all rights thereunder to provide media services to the Acquired Properties, including all the Contracts listed on the Assigned Contracts Schedule attached to this Agreement;

(d) all deposits and prepaid expenses relating to the Acquired Properties, including claims for refunds and rights of offset in respect thereof;

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(e) All assignable Intangible Assets used in connection with the provision of media services to the Acquired Properties, including the assets listed on the Intangible Assets Schedule attached to this Agreement, and assignments of all licenses related to Seller’s billing and provisioning systems as of the effective date of the Permanent Management Agreement (as defined below in Section 2.01(a)) and subject to vendor approval;

(f) all Files and Records relating to the Acquired Properties;

(g) all Licenses and Permits relating to the Acquired Properties, to the extent the same are transferable; and

(h) all claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, including insurance claims.

Notwithstanding the foregoing, (i) Purchaser shall not purchase the Acquired Assets related to any Acquired Property for which Seller receives a notice of non-renewal of the related ROE Agreement prior to the Initial Closing (any such property, a “Terminated Property”), such Terminated Property shall not be considered an Acquired Property hereunder, and the Initial Purchase Price or Subsequent Purchase Price (as applicable) shall be reduced by an amount equal to $580 multiplied by the number of Subscribers included in such Terminated Property as set forth on either Exhibit B or Exhibit C, and (ii) the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability of Seller related to the Acquired Assets, unless Purchaser expressly assumes such Liability pursuant to Section 1.03.

Section 1.02. Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following assets of Seller are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the applicable Closing (collectively, the “Excluded Assets”):

(a) all cash and cash-equivalents;

(b) all financial statements, Tax Returns and other Tax records of Seller;

(c) the stock records, minute books and business seal (if any) of Seller;

(d) all personnel records and other records that Seller is required by Law to retain in its possession;

(e) all rights of Seller under this Agreement or any of the Related Agreements, and

(f) all assets exclusively related to (i) properties of Seller other than the Acquired Properties, (ii) Terminated Properties, and (iii) Acquired Properties for which assignments of the related ROE Agreements have not become effective as of the final Subsequent Closing.

Section 1.03. Assumed Liabilities. At the applicable Closing, Purchaser shall assume and agree to discharge only the following specifically enumerated Liabilities of Seller (the “Assumed Liabilities”):

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(a) those Liabilities of Seller related to future payment or performance under the applicable Assigned Contracts which: (i) initially accrue or arise after the applicable Closing Date; and (ii) are not the result of or caused by any breach or default of Seller thereunder;

(b) all trade accounts payable and accrued expenses (or portions thereof) related to the Acquired Properties that are attributable to the operation of the Acquired Properties by Purchaser after the applicable Closing Date (it being understood that Seller shall be responsible for all accounts payable and expenses (or portions thereof) related to the Acquired Properties attributable to all periods up to and including the applicable Closing Date);

(c) Liabilities of Seller for customer deposits related to the Acquired Properties as set forth on the applicable Closing Statement; and

(d) Liabilities for all Charge-Backs relating to the Acquired Properties occurring after the applicable Closing Date (it being understood that Seller will remain responsible for all Charge-Backs occurring up to and including the applicable Closing Date).

All Liabilities of Seller that are not Assumed Liabilities, whether existing as of the applicable Closing Date or incurred thereafter, and whether direct or indirect, known or unknown, choate or inchoate, absolute, fixed or contingent, including without limitation those Liabilities listed in the definition of Excluded Liabilities, shall constitute “Excluded Liabilities” under this Agreement. The Excluded Liabilities shall remain the sole obligation of Seller and/or the Stockholder, and Purchaser shall not assume, and does not and shall not agree to assume, or pay or perform, or in any way be responsible for, any of the Excluded Liabilities.

Section 1.04. Initial Purchase Price. The purchase price for the Acquired Assets related to the Initial Acquired Properties purchased by Purchaser at the Initial Closing (the “Initial Purchase Price”) shall be $10,116,360 (subject to adjustment as provided in Section 1.01 and Section 1.06) payable as follows:

(a) An amount equal to 95% of the Initial Purchase Price shall be payable at the Initial Closing by wire transfer of immediately available funds to an account designated in writing by Seller prior to the Initial Closing (the “Initial Closing Payment”); and

(b) An amount equal to 5% of the Initial Purchase Price (the “Initial Holdback Amount”) shall be payable on the 75-day anniversary of the Initial Closing Date, subject to reduction to satisfy any purchase price adjustment and/or indemnification claims of Purchaser pursuant to Section 1.06.

Section 1.05. Subsequent Purchase Price. The purchase price for the Acquired Assets related to the Subsequent Acquired Properties shall generally be equal to $580 multiplied by the number of Subscribers included in the Subsequent Acquired Properties as set forth on Exhibit C hereto, and this amount (the “Escrow Deposit”) shall be placed into escrow pursuant to an escrow agreement in the form of Exhibit D hereto (the “Escrow Agreement”) concurrently with the Initial Closing. Notwithstanding the foregoing, (x) the purchase price for the Acquired Assets related to a Subsequent Acquired Property with an Expiring ROE Agreement that has not been converted into an Extended ROE Agreement as of the 45-day anniversary of the Initial Closing shall be equal to two times the monthly gross margin on such property multiplied by the number of months remaining on the Expiring ROE Agreement at the date of purchase, and (y) the purchase price for the Acquired Assets related to a Subsequent Acquired Property with an Extended ROE Agreement shall be equal to the number of Subscribers included in such Subsequent Acquired Property multiplied by (A) $580 in the event that the Extended ROE Agreement has a term of at least one year but less than two years from the date of purchase, (B) $595 in the event that the Extended ROE Agreement has a term of at least two years but less than three years from the date of purchase, and (C) $610 in the event that the Extended ROE Agreement has a term of three years or more from the date of purchase. Such purchase price (the “Subsequent Purchase Price”) shall be subject to adjustment as provided in Section 1.01 and Section 1.06 and shall be payable at one or more Subsequent Closings as follows:

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(i) An amount equal to 95% of the portion of the Subsequent Purchase Price payable at such Subsequent Closing shall be payable from the Escrow Deposit at such Subsequent Closing by wire transfer of immediately available funds to an account designated in writing by Seller prior to such Subsequent Closing (the “Subsequent Closing Payment”); and

(ii) An amount equal to 5% of the portion of the Subsequent Purchase Price payable at such Subsequent Closing (the “Subsequent Holdback Amount”) shall be payable from the Escrow Deposit on the 75-day anniversary of such Subsequent Closing, subject to reduction to satisfy any purchase price adjustment and/or indemnification claims of Purchaser pursuant to Section 1.06.

Section 1.06. Purchase Price Adjustments.

(a) Subscriber Audit Adjustment. To the extent that the number of Subscribers included in the Acquired Properties purchased at any Closing is more than 103% or less than 97% of the number of Subscribers attributed to such Acquired Properties on Exhibit B or Exhibit C, the Purchase Price for such Acquired Properties shall be (x) increased by an amount equal to (A) $580 multiplied by (B) the number by which the total Subscribers in the Acquired Properties as of the applicable Closing Date is greater than the number of Subscribers attributed to such Acquired Properties on Exhibit B or Exhibit C or (y) decreased by an amount equal to (A) $580 multiplied by (B) the number by which the total Subscribers in the Acquired Properties as of the applicable Closing Date is less than the number of Subscribers attributed to such Acquired Properties on Exhibit B or Exhibit C (which adjustment in the case of Acquired Properties covered by an Expiring ROE Agreement shall be effected by an adjustment to the Escrow Deposit as provided below in Section 1.06(d)). Purchaser shall complete a Subscriber audit of the Acquired Properties as of the applicable Closing Date (each a “Subscriber Audit”) within 60 days after the applicable Closing Date and shall promptly thereafter deliver to Seller a copy of the Subscriber Audit along with a calculation in reasonable detail of the amount, if any, of any Purchase Price adjustment based on the number of Subscribers reflected in the Subscriber Audit.

(b) Working Capital Adjustment. The Purchase Price shall be reduced or increased by the amount by which the Adjusted Working Capital included in the Acquired Assets related to the Acquired Properties purchased by Purchaser at any Closing is less or greater than $0. For purposes of this Agreement, “Adjusted Working Capital” shall mean the difference (which may be a positive or negative number) obtained by subtracting (x) the dollar amount of customer deposits, Charge-Backs occurring within the Adjustment Audit Period (as defined below) and deferred revenue related to pre-paid media services associated with the Acquired Assets purchased at such Closing from (y) the dollar amount of pre-paid expenses included in the Acquired Assets purchased at such Closing. Adjusted Working Capital shall not include any Accounts Receivable, accounts payable or accrued expenses associated with the Acquired Properties purchased at such Closing, as such amounts will be prorated between Seller and Purchaser as of the applicable Closing Date and paid by the responsible party subsequent to the applicable Closing. Within 60 days following each Closing (the “Adjustment Audit Period”), Purchaser shall prepare and deliver to Seller a computation in reasonable detail of Adjusted Working Capital attributable to the Acquired Properties purchased at such Closing as of such Closing Date (each a “Closing Statement”).

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(c) Determination of Adjustments. Seller shall have a period of 10 days following delivery of a Subscriber Audit or a Closing Statement to raise any objections thereto and, if no written objection is made by Seller during such 10-day period, such Subscriber Audit and Closing Statement shall be final and binding on Seller for purposes of this Section 1.06. If an objection is made by Seller that cannot be resolved by the parties within 10 days, a mutually acceptable accounting firm (the “Accounting Firm”) shall be engaged to resolve such dispute, and the determination of such Accounting Firm shall be final and binding on all parties. In resolving any disputed item, the Accounting Firm may not assign a value to any particular item greater than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Accounting Firm. The Accounting Firm shall deliver a final report of its determination with 30 days of engagement, and the fees and expenses of the Accounting Firm shall be borne by the party whose proposed adjustment is farthest from the adjustment as finally determined by the Accounting Firm. In the event that any objection by Seller has not been resolved pursuant to this Section 1.06(c) within 90 days from the applicable Closing Date, Purchaser shall continue to hold an amount of the Initial Holdback Amount or Subsequent Holdback Amount, as the case may be, equal to the amount in dispute.

(d) Payment of Adjustments. Any reduction of the Initial Purchase Price or the Subsequent Purchase Price pursuant this Section 1.06 shall be payable by Seller and the Stockholder, jointly and severally, within five Business Days following the final determination of such adjustment; provided, however, that (i) Purchaser may elect to reduce the Initial Holdback Amount or the Subsequent Holdback Amount, respectively, by the amount of any such reduction on a dollar-for-dollar basis, and (ii) in the event of a Purchase Price reduction resulting from a Subscriber Audit of a Subsequent Acquired Property with an Expiring ROE Agreement that has not been converted to an Extended ROE Agreement as of the 45-day anniversary of the Initial Closing, the amount of such purchase price reduction shall be released to Purchaser from the Escrow Deposit. Any increase of the Initial Purchase Price or the Subsequent Purchase Price pursuant this Section 1.06 shall be payable by Purchaser within five Business Days following the final determination of such adjustment except that, in the event of a Purchase Price increase resulting from a Subscriber Audit of a Subsequent Acquired Property with an Expiring ROE Agreement that has not been converted to an Extended ROE Agreement as of the 45-day anniversary of the Initial Closing, the amount of such purchase price increase shall be added by Purchaser to the Escrow Deposit.

Section 1.07. Allocation of Purchase Price. The parties agree to allocate the Purchase Price (including the Assumed Liabilities) among the Acquired Assets in accordance with their respective fair market values, and the parties agree to file, in accordance with Section 1060 of the Code, an Asset Allocation Statement on Form 8594 reflecting such allocation with their federal income Tax Returns for the 2013 Tax year. Purchaser and Seller each agree not to assert, in connection with any Tax Return, audit or similar proceeding, any allocation of the Purchase Price that differs from the agreed-upon allocation.

Section 1.08. Sales, Transfer and Documentary Taxes, etc. Seller agrees to remit all applicable sales, transfer or documentary taxes, if any, due as a result of the transfer of the Acquired Assets, with any such taxes being charged to Purchaser at the applicable Closing.

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ARTICLE II.
Closing

Section 2.01. Closing.

(a) The closing of the purchase and sale of the Acquired Assets relating to the Initial Acquired Properties (the “Initial Closing”) shall take place remotely pursuant to the exchange of documents and signatures on September 30, 2013 or such later date (but in no event later than October 10, 2013) on which the stockholder approval described in Section 5.02(d) is received (the “Initial Closing Date”). The Initial Closing shall be effective for accounting purposes as of October 1, 2013, and Purchaser shall accrue all revenue and costs of goods sold associated with the Acquired Assets relating to the Initial Acquired Properties from October 1, 2013 forward. At the Initial Closing, the parties shall execute and deliver a Management Agreement in the form of Exhibit E hereto (the “Interim Management Agreement”) pursuant to which Purchaser will manage all Subsequent Acquired Properties until such Subsequent Acquired Properties are purchased by Purchaser at a Subsequent Closing and a second Management Agreement in the form of Exhibit I hereto (the “Permanent Management Agreement”) whereby Purchaser shall manage all of Seller’s remaining properties (including any Terminated Properties) in accordance with the terms set forth therein. The parties hereto acknowledge and agree that all proceedings at the Initial Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Initial Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(b) One or more subsequent closings of the purchase and sale of the Acquired Assets relating to the Subsequent Acquired Properties (each, a “Subsequent Closing” and collectively with the Initial Closing, a “Closing”) shall be held on or prior to the 90-day anniversary of the Initial Closing as assignments of ROE Agreements become effective and as Expiring ROE Agreements are converted into Extended ROE Agreements; provided, however, that all Acquired Assets associated with Subsequent Acquired Properties covered by Expiring ROE Agreements for which assignments are effective but that have not been converted into Extended ROE Agreements shall be purchased at a Subsequent Closing to be held on the 45-day anniversary of the Initial Closing. In the event that Seller receives a notice of non-renewal with respect to a Subsequent Acquired Property covered by an Expiring ROE Agreement prior to such Subsequent Closing, Purchaser shall be entitled to receive a disbursement from the Escrow Deposit in an amount equal to the excess of (x) $580 multiplied by the number of Subscribers included in such Subsequent Acquired Property as set forth on Exhibit C, over (y) any amounts previously disbursed from the Escrow Deposit to Seller with respect to the purchase of such Acquired Property. Each such Subsequent Closing shall take place remotely pursuant to the exchange of documents and signatures on the dates specified above or such other dates as may be agreed by Purchaser and Seller (each, a “Subsequent Closing Date” and collectively with the Initial Closing Date, a “Closing Date”). The parties hereto acknowledge and agree that all proceedings at a Subsequent Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at such Subsequent Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

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(c) In the event that Purchaser acquires Acquired Assets associated with obtained consents to assignment or Expiring ROE Agreements and Purchaser or Seller subsequently converts any such Expiring ROE Agreement into an Extended ROE Agreement (or Purchaser sells any Expiring ROE Agreement) at any time prior to the 270-day anniversary of the Initial Closing, the Purchaser will direct the escrow agent to pay to Seller from the Escrow Deposit an amount equal to the difference between the amount that Purchaser would have paid to purchase the Acquired Assets associated with such Extended ROE Agreement if such extension had been in effect at the date of purchase and the amount actually paid by Purchaser to purchase such Acquired Assets. In addition, if Seller converts an Expiring ROE Agreement covering a Terminated Property into an Extended ROE Agreement within such 270-day period, Purchaser will be obligated to purchase the Acquired Assets associated with such Extended ROE Agreement at a purchase price equal to the amount Purchaser would have paid for such property had such property not been a Terminated Property and had such extension been in effect at the date of the Final Subsequent Closing. Purchaser and Seller shall exercise their Best Efforts to facilitate the conversion of Expiring ROE Agreements into Extended ROE Agreements and to obtain any consents to assignments within such 270-day period.

Section 2.02. Deliveries by Seller. At each Closing, Seller shall deliver possession of all of the Acquired Assets relating to the Acquired Properties purchased at such Closing to Purchaser, and Seller shall deliver (or cause to be delivered) to Purchaser originals or copies, if specified, of the following:

(i) a Bill of Sale covering the tangible Acquired Assets relating to the Acquired Properties in the form of Exhibit F hereto (the “Bill of Sale”), duly executed by Seller;

(ii) an Assignment Agreement covering the Assigned Contracts for the Acquired Properties and the other intangible Acquired Assets relating to the Acquired Properties in the form of Exhibit G hereto (the “Assignment Agreement”), duly executed by Seller;

(iii) copies of each consent, waiver, authorization and approval required pursuant to Section 5.01(d);

(iv) a certificate of good standing of Seller issued by the Secretary of State of the State of Washington dated within 10 days of the Initial Closing Date only;

(v) copies of resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement, the Related Agreements and all agreements and other documents and instruments contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by an authorized officer of Seller;

(vi) evidence of the release of all Encumbrances on the Acquired Assets relating to the Acquired Properties, other than Permitted Encumbrances, each in form and substance reasonably satisfactory to Purchaser; and

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(vii) such other documents as Purchaser may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the Related Agreements.

Section 2.03. Deliveries by Purchaser. At each Closing, Purchaser shall deliver (or cause to be delivered) to Seller originals, or copies if specified, of the following agreements, documents and other items:

(i) the Initial or Subsequent Closing Payment, as applicable;

(ii) the applicable Assignment Agreement, duly executed by Purchaser; and

(iii) copies of resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement, the Related Agreements and all agreements and other documents and instruments contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser.

Section 2.04. Assignment of Contracts. If required by applicable Law or the terms thereof to properly assign any Assigned Contract without breach or violation thereof, Seller has obtained or agrees to obtain the consent of each other party to any such Assigned Contract prior to the applicable Closing; provided, however, that no modification of any such Assigned Contract shall be made without Purchaser's prior consent and the form of the consent to assignment shall be subject to the reasonable prior approval of Purchaser. During the 270 days following the Initial Closing, Seller agrees to exercise its Best Efforts to obtain consents to assignment for ROE Agreements and an extension of each Expiring ROE Agreement for a minimum term of one year from the date of the applicable Subsequent Closing on substantially identical terms or on such other terms as shall be approved in advance by Purchaser in writing. Nothing in this Agreement or any of the Related Agreements shall be deemed to constitute an assignment or an attempt to assign any License, Permit or Contract to which Seller is a party if the attempted assignment thereof without the consent of the other party to such License, Permit or Contract would constitute a breach thereof or affect in any way the rights of Seller thereunder.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
AND THE STOCKHOLDER

Seller and the Stockholder, jointly and severally, hereby represent and warrant to Purchaser, subject to such exceptions as are specifically set forth in the Disclosure Schedule attached hereto as Exhibit H (the “Disclosure Schedule”) (which disclosures, in order to be effective, shall clearly reference the appropriate section or subsection of this Article III to which it relates) as follows:

Section 3.01. Organization; Power. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Washington. Seller has no subsidiaries and does not own any shares of capital stock, other ownership interests or other securities of any other Person. Seller is a wholly-owned subsidiary of the Stockholder.

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Section 3.02. Authorization and Validity of Agreement. Seller has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on its business as it is now being conducted. Seller and the Stockholder have all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Related Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and the Related Agreements and to perform all its obligations under this Agreement and the Related Agreements. The execution and delivery of this Agreement and the Related Agreements to which Seller or the Stockholder is a party and the consummation by Seller and the Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and the Stockholder, and upon receipt of the stockholder approval contemplated by Section 5.02(d) no other corporate or other actions or proceedings on the part of Seller or the Stockholder are necessary to authorize the execution, delivery and performance of this Agreement or the Related Agreements. This Agreement and each of the Related Agreements executed by Seller or the Stockholder in connection with the transactions contemplated by this Agreement have been duly executed and delivered by Seller and the Stockholder, as applicable, and constitute the legal, valid and binding obligation of Seller or the Stockholder, as applicable, enforceable against them in accordance with their respective terms and conditions.

Section 3.03. No Conflict or Violation. The execution, delivery, consummation and performance of this Agreement and each of the Related Agreements by Seller and the Stockholder do not and shall not: (a) violate or conflict with any provision of the articles of incorporation, bylaws or other governing documents of Seller or the Stockholder; (b) violate any provision of Law applicable to Seller, the Stockholder or the Acquired Assets; (c) except as set forth in Section 3.03 of the Disclosure Schedule, violate or result in a breach of or constitute (with or without due notice or lapse of time or both) a default under any Contract, License, Permit, consent, order or other instrument or obligation to which Seller or the Stockholder is a party, or by which the Acquired Assets are is bound; (d) result in the imposition of any Encumbrance or restriction on Purchaser’s ability to provide media services to the Acquired Properties (with or without due notice or lapse of time or both); or (e) cause Purchaser to become subject to, or to become liable for the payment of, any Tax or other Liability (other than the Assumed Liabilities).

Section 3.04. Acquired Properties. Exhibit B and Exhibit C set forth, with respect to each Acquired Property, (a) the number of units in such Acquired Property and the number of Subscribers represented by such Acquired Property, (b) the types of media services delivered to such Acquired Property and a designation whether such services are provided on a bulk or retail basis, and (c) the materially accurate current prices charged for such media services and the materially accurate current costs of providing such services. Except as set forth in Section 3.04 of the Disclosure Schedule, Seller has not received notice that any Acquired Property intends to terminate, adversely modify or renegotiate its business relationship with Seller pursuant to contract termination, non-renewal or otherwise.

Section 3.05. Acquired Assets. Seller has good, marketable and insurable title to all of the Acquired Assets, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances that will be discharged at the applicable Closing. Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets and all assignments and other instruments of transfer to be executed and delivered by Seller to Purchaser at the applicable Closing shall be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and shall effectively vest in Purchaser good, marketable and insurable title to the Acquired Assets. The Tangible Assets Schedule sets forth a materially accurate description of Inventory, Equipment and Machinery and other tangible assets (whether owned or leased by Seller) included in the Acquired Assets and a designation as to which of such assets, if any, are leased by Seller, and the Intangible Assets Schedule sets forth a materially accurate list of all intangible assets included in the Acquired Assets and a designation as to which of such assets, if any, are held under license by Seller. The Accounts Receivable or portions thereof included in the Acquired Assets represent bona fide claims against debtors for sales, services performed or other charges arising in the Ordinary Course of Business and are not subject to dispute, set-off or counterclaim. The Acquired Assets are in good operating condition and repair, subject to normal wear and tear, and are sufficient for the provision of Seller’s media services to the Acquired Properties.

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Section 3.06. Assigned Contracts. The Assigned Contracts Schedule sets forth a complete listing of all Contracts of Seller relating to the Acquired Properties (collectively, the “Assigned Contracts”), including (a) any ROE Agreement or other service agreement with respect to any Acquired Property, and (b) any agreement for the purchase, sale or lease of bandwidth or other services, equipment, inventory, supplies or other personal property relating to the Acquired Properties. Seller has provided Purchaser with true and complete copies of all the Assigned Contracts and each amendment, supplement, waiver or modification thereto. Except as set forth on Section 3.06 of the Disclosure Schedule, neither Seller nor any other party thereto has breached any provision of, or is in default under the terms of, any Assigned Contract, nor does any condition exist which, with or without notice or lapse of time, or both, would cause Seller or any other party to be in default under any Assigned Contract or would constitute a breach or default or permit termination, modification or acceleration under such Assigned Contract, and Seller has not received any communication alleging any such breach or default. Except as set forth in the Assigned Contracts, no service rendered by or on behalf of Seller is subject to any guaranty, warranty or other indemnity, and Seller is not obligated to make any rebates, discounts or similar payments or arrangements to any customer or other business relation. There are no outstanding bonds or other surety arrangements in connection with the Acquired Properties, and no bond is required to satisfy any contractual, statutory or regulatory requirement applicable to Seller.

Section 3.07. Consents and Approvals. Section 3.07 of the Disclosure Schedule sets forth a list of each consent, waiver, authorization or approval of any Governmental Entity or other Person, and each declaration to or filing or registration with any Governmental Entity, required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements by Seller or the Stockholder, including all consents required for Seller’s assignment of all Assigned Contracts to Purchaser.

Section 3.08. Licenses and Permits. Seller has obtained and maintained in full force and effect all Licenses and Permits required to conduct its business, all of which are listed in Section 3.08 of the Disclosure Schedule, and has provided Purchaser with true and complete copies of all such Licenses and Permits. Seller is in compliance with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or threatened relating to the revocation or limitation of any Licenses or Permits.

Section 3.09. Tax Matters. Seller has filed on a timely basis all Tax Returns and all reports with respect to Taxes required to be filed pursuant to applicable Law as related to the Acquired Properties. All Tax Returns and reports filed by Seller are true, correct and complete in all respects and were prepared in compliance with all applicable Laws. Seller has paid, or made adequate provision for the payment of, all Taxes payable with respect to all periods or portions thereof ending on or prior to the applicable Closing Date as related to the Acquired Properties. Seller has made all Tax withholdings required to be made under all applicable Laws including withholding with respect to sales and use Taxes and compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate Tax authorities. The Acquired Assets are not subject to any Tax liens.

Section 3.10. Compliance with Law. Seller is in compliance in all material respects with all applicable Laws including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, product advertising and any and all applicable environmental requirements as related to the Acquired Properties. Seller has not infringed on the intellectual property rights of any third party and Seller has (and Purchaser will have following the applicable Closing) freedom to provide media services to the Acquired Properties free of any intellectual property claims of third parties. Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it or its business or any of the Acquired Assets, and there are no factual circumstances that are likely to result in such default. Seller has not received, at any time within the past five years, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any order to which Seller or any of the Acquired Assets is or has been subject.

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Section 3.11. Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, (a) there are no material investigations, inquiries, audits or Proceedings pending or, to Seller's knowledge, threatened against or affecting Seller, its business, or any of the Acquired Assets, (b) there are no unsatisfied judgments of any kind against Seller or any of the Acquired Assets and (c) Seller is not subject to any judgment, order, decree, rule or regulation of any court or Governmental Entity.

Section 3.12. Broker’s and Finder’s Fees. Except as set forth in Section 3.12 of the Disclosure Schedule, no broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Seller or the Stockholder.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.01. Organization; Power. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Illinois and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted.

Section 4.02. Authorization and Validity of Agreement. Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

Section 4.03. No Conflict or Violation. The execution, delivery and performance of this Agreement by Purchaser does not and shall not (a) violate or conflict with any provision of its articles of incorporation, bylaws or other governing document of Purchaser, (b) violate any applicable provision of Law or (c) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.

Section 4.04. Approvals and Consents. The execution, delivery and performance of this Agreement by Purchaser do not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) as may be required to obtain the transfer of any Licenses or Permits, and (b) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

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Section 4.05. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser.

Section 4.06. Financial Capability. Purchaser has received commitments for debt and equity financing in an aggregate amount sufficient to consummate the transactions contemplated hereby.

ARTICLE V.

CLOSING CONDITIONS

Section 5.01. Conditions Precedent to Purchaser’s Performance. Purchaser’s obligation to purchase the Acquired Assets at the applicable Closing pursuant to this Agreement is subject to the satisfaction, at or before such Closing, of all the conditions set forth below. Purchaser may waive any or all of these conditions in whole or in part without prior notice.

(a) All representations and warranties of Seller and the Stockholder set forth in this Agreement or in any written statement delivered by Seller or the Stockholder under this Agreement shall be true and correct in all material respects on and as of such Closing Date as though such representations and warranties were made on and as of that date.

(b) Seller and the Stockholder shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before such Closing Date.

(c) Seller shall not have sustained any loss or damage to the Acquired Assets (whether or not insured) that could reasonably be expected to have a Material Adverse Effect.

(d) Seller and the Stockholder shall have procured all authorizations, consents and approvals from Governmental Entities required for the consummation of the transactions contemplated hereby at such Closing and all third party authorizations, consents and approvals required for the assignment of the Assigned Contracts at such Closing to Purchaser, including the consent of DirecTV and/or Dish Network, LLC and the consents required to transfer or assign ROE Agreements for the Acquired Properties included in such Closing to Purchaser, which authorizations, consents and approvals shall be reasonably acceptable in form and substance to Purchaser.

(e) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) otherwise impose any material Liability on Seller as a result of the transactions contemplated hereby, or (d) affect adversely the right of Purchaser to own the Acquired Assets or to provide media services to the Acquired Properties.

(f) Seller shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above have been satisfied.

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(g) Purchaser shall have received debt financing in immediately available funds in an amount equal to at least $55.0 million on terms and conditions satisfactory to Purchaser in its sole discretion.

Section 5.02. Conditions Precedent to Seller’s Performance. The obligation of Seller to sell and transfer the Acquired Assets at the applicable Closing pursuant to this Agreement is subject to the satisfaction, at or before such Closing, of all the following conditions. Seller may waive any or all of these conditions in whole or in part without prior notice.

(a) All representations and warranties by Purchaser set forth in this Agreement or in any written statement delivered by Purchaser under this Agreement shall be true and correct on and as of such Closing Date in all material respects as though such representations and warranties were made on and as of that date.

(b) Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions that it is required by this Agreement to be performed or complied with by Purchaser on or before such Closing Date.

(c) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) otherwise impose any material Liability on Seller as a result of the transactions contemplated hereby.

(d) The Stockholder shall have received the approval of its stockholders for the transactions contemplated hereby as required by Delaware law.

ARTICLE VI.
INDEMNIFICATION

Section 6.01. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement and the Related Agreements shall survive each Closing hereunder (and any investigation undertaken by the parties) for a period of 12 months from the latest Subsequent Closing Date, meaning that a party seeking indemnification for a breach of representations and warranties pursuant to this Article VI must provide written notice of the claim for indemnification to the indemnifying party as provided in Section 6.04 prior to the expiration of such one-year period. Notwithstanding the foregoing, any claim for indemnification against Seller related to the Excluded Liabilities or against Purchaser related to the Assumed Liabilities may be made throughout the period ending 90 days following the later of (a) the expiration of all applicable statutes of limitation, and (b) the final determination of (and the expiration of time to appeal) any pending audit, examination, investigation or other proceeding relating to such Excluded Liabilities or Assumed Liabilities. The covenants of the parties contained in this Agreement and the Related Agreements shall survive each Closing for a period of one year from the latest Subsequent Closing Date or for such longer period as a party is obligated to perform such covenant under the terms of this Agreement.

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Section 6.02. Indemnification by Seller and the Stockholder. Seller and the Stockholder shall jointly and severally indemnify and hold harmless Purchaser and its successors, shareholders, employees, representatives, Affiliates and agents (the “Purchaser Indemnified Parties”) from and against any and all damages, losses, obligations, Liabilities, claims, encumbrances, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) (each, an “Indemnity Loss”), directly or indirectly arising from or relating to:

(a) any breach or non-fulfillment of any of the representations, warranties, covenants or agreements of Seller and the Stockholder in this Agreement or any of the Related Agreements (in each case without giving regard to any qualification as to materiality);

(b) any Excluded Liability;

(c) any failure to comply with applicable “bulk transfer” or similar Laws enacted by any State or other jurisdiction, whether or not Purchaser or Seller attempts to comply with such Laws; and

(d) any and all Proceedings, demands, assessments, audits or judgments arising out of, claiming or relating to any of the foregoing.

Section 6.03. Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and the Stockholder and their successors, shareholders, employees, representatives, Affiliates and agents from and against any and all Indemnity Losses arising from or relating to:

(a) any breach or non-fulfillment of any of the representations, warranties, covenants or agreements of Purchaser in this Agreement or any of the Related Agreements;

(b) any Assumed Liability; and

(c) any and all Proceedings, demands, assessments, audits or judgments arising out of, claiming or relating to any of the foregoing.

Section 6.04. Indemnification Procedures.

(a) If any Person entitled to indemnification pursuant to this Article VI (an “Indemnified Party”) is made a defendant in or party to any claim or Proceeding instituted by any third party, the Indemnified Party shall promptly notify the Person(s) that are obligated to indemnify such Indemnified Party (an “Indemnifying Party”) of the existence of such claim or Proceeding to which the Indemnifying Party’s indemnification obligations would apply and shall give the Indemnifying Party a reasonable opportunity to acknowledge in writing to the Indemnified Party its responsibility for such claim and to assume the defense of such claim or Proceeding at the Indemnifying Party’s sole expense and with counsel of the Indemnifying Party’s own selection; provided, that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. The failure to timely give such notice shall not affect any Indemnified Party’s ability to seek indemnification unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully such claim or Proceeding. If the Indemnifying Party fails to acknowledge in writing to the Indemnified Party its responsibility for such claim and assume the defense of such claim within 20 days after the Indemnified Party’s notice, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnified Party shall make available and cause its Affiliates to make available all information and assistance that the Indemnifying Party may reasonably request.

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(b) If Indemnified Party seeks indemnification against any Indemnifying Party for any matter that does not involve a third party claim or Proceeding, the Indemnified Party shall deliver written notice of such matter to the Indemnifying Party specifying (if known) the amount of the Indemnity Loss in reasonable detail. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 days after delivery of such notice by the Indemnified Party that the Indemnifying Party disputes the claim described in such notice, the Indemnity Loss specified in the Indemnified Party’s notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Indemnity Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiation within 30 days after the delivery of the Indemnifying Party’s notice of dispute of such claim, such dispute shall be resolved fully and finally by arbitration in accordance with Section 8.12(b).

(c) Notwithstanding any other provisions of this Article VI, an Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Indemnity Losses arising under Section 6.02(a) or Section 6.03(a), as the case may be, unless and until the aggregate amount of Indemnity Losses incurred by the Indemnified Party exceeds $250,000.00, after which the Indemnifying Party shall indemnify the Indemnified Party for all Indemnity Losses in excess of the first $250,000.00 of Indemnity Losses incurred by the Indemnified Party.

(d) Payment of Indemnity Losses. The Indemnifying Party shall be obligated to pay to the Indemnified Party in cash the amount to which the Indemnified Party may become entitled by reason of the provisions of this Article VI within five Business Days after such amount is finally determined either by mutual agreement of the parties, pursuant to the dispute resolution process set forth in Section 8.12(b) or, in the case of an Indemnity Loss that is the subject of any Proceeding, by a judgment of the trial court or administrative body having jurisdiction over such Proceeding; provided, however, that the indemnification liability of Seller and the Stockholder shall in any event be limited to the Purchase Price.

ARTICLE VII.
COVENANTS

Section 7.01. Affirmative Covenants. Seller and the Stockholder covenant and agree that, from the date of this Agreement until the final Subsequent Closing or earlier termination of this Agreement:

(a) Seller and the Stockholder will use their Best Efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction of the closing conditions set forth in Article V above. Promptly following its execution of this Agreement, the Stockholder will call a meeting of its stockholders for the purpose of approving the transactions contemplated by this Agreement to be held no later than October 10, 2013. Additionally, Stockholder will use Best Efforts to obtain, no later than September 10, 2013, proxy agreements satisfactory in form and substance to Purchaser from stockholders representing at least a majority of the votes entitled to be cast at such meeting to vote in favor of the transactions contemplated by this Agreement (subject to a superior offer being presented to the Stockholder). The Stockholder’s Board of Directors will recommend that its stockholders approve such transactions, will transmit a proxy or information statement to its stockholders as required by applicable SEC regulations and (if required) will solicit proxies to vote in favor of such transactions; provided, however, that the foregoing shall not prohibit the Stockholder’s Board of Directors from complying with its fiduciary obligations under applicable Law, as determined in good faith by the Board of Directors after consultation with outside financial advisors and legal counsel, to withhold, withdraw or modify its recommendation that the stockholders approve the transactions contemplated by this Agreement fulfilling its duty of candor or disclosure to the stockholders under applicable Law if Seller receives an unsolicited, written acquisition proposal by any person or group at any time prior to the stockholders’ meeting if such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

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(b) Seller shall afford Purchaser and its counsel, accountants, investors, lenders and other representatives reasonable access during normal business hours and upon reasonable advance notice to all properties, books, accounts, records, contracts and documents of or relating to Seller. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the business, finances and properties of Seller that Purchaser may reasonably request.

(c) Seller shall carry on its operations in the Ordinary Course of Business, and shall not make or institute any unusual or novel methods of management, accounting or operation that vary materially from those methods used by Seller as of the date of this Agreement. Seller shall continue to pay its obligations as they become due, and shall not allow any accounts payable or other accrued expenses relating to the Acquired Properties to be more than 90 days past due as of the date of any Closing (other than accounts that are disputed by Seller in good faith). Without limiting the generality of the foregoing, Seller will not engage in any practice, take any action, or enter into any transaction that would cause Seller’s representations and warranties to be incorrect in any material respect.

(d) Seller will keep the Acquired Assets substantially intact and in good working condition (normal wear and tear excepted), will exercise Best Efforts to maintain its present operations, physical facilities, working conditions, and relationships with lessors, lessees, licensors, licensees, suppliers, customers and employees, and will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

(e) Until the final Subsequent Closing or the earlier termination of this Agreement, neither Seller nor any of its officers, directors or Affiliates shall solicit, initiate or encourage any other bids for the sale of any portion of the Acquired Assets, enter into any other negotiations for the sale of any portion of the Acquired Assets, or provide any third party with any information with respect thereto, in each case without the written consent of Purchaser. Seller will notify Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and, if in written form, provide Purchaser with copies thereof.

(f) Seller will give prompt written notice to Purchaser of its receipt of any notice of non-renewal or similar communications with respect to any ROE Agreement or of any other fact, event, condition, circumstance or development which would have constituted a breach of any of Seller’s representations and warranties in Section 3 above if such fact, event, condition, circumstance or development had existed as of the date of this Agreement. No disclosure by Seller pursuant to this Section 7.01(f) shall be deemed to amend or supplement Seller’s representations and warranties in this Agreement or to affect Purchaser’s rights pursuant to Section 5.01 or Section 6.02 of this Agreement.

Section 7.02. Non-Competition. For a period of three years following the latest Subsequent Closing Date (the “Restricted Period”), Seller and the Stockholder shall not, directly or indirectly, call upon, solicit, accept any business of, contact or have any communication with any Acquired Property or any resident of any Acquired Property for the purpose of: (i) diverting or attempting to divert any video, internet or voice service business of such customer to Seller or any other competitor of Purchaser; (ii) marketing, selling, distributing, leasing or providing any products or services in competition with Purchaser; or (iii) otherwise interfering in any fashion with the operations of Purchaser at an Acquired Property. Seller and the Stockholder shall refer to Purchaser all inquiries relating to the Acquired Properties. Neither Seller nor the Stockholder shall directly or indirectly take any action that would diminish the value of the Acquired Assets after the applicable Closing or that would interfere with the provision of media services to the Acquired Properties after the applicable Closing.

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Section 7.03. Scope of Restrictions. Seller and the Stockholder hereby acknowledge and agree that the duration of the Restricted Period and the definitional scope of restricted activity specified in this Article VII are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which Seller and Purchaser are engaged. Seller and the Stockholder further acknowledge and agree that the restrictions set forth in this Article VII are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Acquired Assets. Seller and the Stockholder acknowledge and agree that Purchaser would not have entered into this Agreement but for Seller’s and the Stockholder’s agreements and obligations pursuant to this Article VII. If the scope of any stated restriction in this Article VII is too broad to permit enforcement of such restriction to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by law. The parties further agree that, in the event of a breach of this Article VII, the Restricted Period shall be extended with respect to the breaching party by the period of time equal to the duration of such breach.

Section 7.04. Remedies. Seller and the Stockholder hereby acknowledge that any breach or alleged breach of the provisions of this Article VII shall cause irreparable injury to the goodwill and proprietary rights of Purchaser and its Affiliates for which Purchaser shall not have an adequate remedy at Law. Accordingly, in addition to any other legal or equitable remedies that may be available to Purchaser, Seller and the Stockholder agree that Purchaser shall be able to seek and obtain immediate injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction against Seller or the Stockholder. In addition, to the extent calculable and proven, Purchaser shall also be entitled to recover monetary damages for any violation of this Article VII as well as all costs, expenses and reasonable attorneys’ fees incurred by Purchaser in seeking either enforcement of the provisions of this Article VII or damages for a breach of such provisions or in defending any action brought by Seller and/or the Stockholder to challenge or construe the terms of any of such provisions.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01. Termination. The parties may terminate this Agreement as provided below:

(a) Mutual Consent. Purchaser and Seller may terminate this Agreement by mutual written consent at any time;

(b) Termination by Purchaser. Purchaser may terminate this Agreement by giving written notice to Seller at any time (a) in the event Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect and such breach has continued without cure for a period of 15 days after written notice of such breach by Purchaser, or (b) if the Initial Closing shall not have occurred on or before October 10, 2013 by reason of the failure of any condition precedent under Section 5.01 (unless such failure results primarily from Purchaser’s breach of any representation, warranty or covenant contained in this Agreement) or by reason of the Stockholder’s failure to obtain stockholder approval required by Section 5.02(d).

(c) Termination by Seller. Seller may terminate this Agreement by giving written notice to Purchaser at any time (a) in the event Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect and such breach has continued without cure for a period of 15 days after written notice of such breach by Seller, or (b) if the Initial Closing shall not have occurred on or before October 10, 2013 by reason of the failure of any condition precedent under Section 5.02 (unless such failure results primarily from Seller’s breach of any representation, warranty or covenant contained in this Agreement) or by reason of Purchaser’s failure to obtain the debt financing required by Section 5.01(g) or by reason of an unfavorable vote of the stockholders of Stockholder at the meeting contemplated by Section 7.01(a).

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(d) Effect of Termination. If any party terminates this Agreement pursuant to this Section 8.01, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that (x) this Agreement shall remain in effect with respect to any Closings occurring prior to such termination, and (y) if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive terminations unimpaired.

Section 8.02. Confidentiality and Public Announcements. Except as may be required to obtain the consents required pursuant to this Agreement (which such consents shall not disclose the Purchase Price) or as may be required by applicable Law, or to a party's attorney, accountants or other representatives or agents as may be necessary to provide services to such party, the parties agree that they will keep this Agreement and each of the terms and provisions of this Agreement, confidential, and will not disclose this Agreement or any term or provision hereof to any unaffiliated party without the prior written consent of the other party. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

Section 8.03. Costs and Expenses. Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party.

Section 8.04. Records. Notwithstanding anything else to the contrary in this Agreement, after the Initial Closing, Purchaser shall be entitled upon reasonable notice and at reasonable times, to inspect and copy (the cost of copies, if any, shall be borne by Purchaser) any records retained by Seller that Purchaser deems necessary or desirable, in its sole discretion, for the ongoing provision of media services to the Acquired Properties. Seller shall retain and make its books and records (including work papers in the possession of its accountants) with respect to the Acquired Properties available for inspection by Purchaser or its representatives for reasonable business purposes at all reasonable times during normal business hours, for a one-year period following the latest Subsequent Closing Date.

Section 8.05. Further Assurances. From and after the date of this Agreement, the parties shall cooperate with each other in connection with any steps reasonably required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement and the Related Agreements.

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Section 8.06. Accounts Receivable. Seller shall remit any amounts received, either by check or other form of payment, by Seller from customers with respect to the sale of goods and services by Purchaser to the Acquired Properties on or after the applicable Closing Date as promptly as practical but no less than bi-monthly.

Section 8.07. Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by electronic mail or facsimile transmission; or (c) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 8.07:

If to Seller or the Stockholder:	MDU Communications (USA) Inc. 60-D Commerce Way Totowa, NJ 07512 Attention: Sheldon Nelson Facsimile: (973) 237-9243 E-Mail: snelson@mduc.com

If to Purchaser:	Access Media 3, Inc. 900 Commercial Drive, Suite 200 Oak Brook, IL 60523 Attention: Scott A. Rediger Facsimile: (630) 230-0558 E-Mail: srediger@am3inc.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 8.07.

Section 8.08. Construction.

(a) The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

(c) No investigation or review carried out by or on behalf of any party or knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the applicable Closing Date, shall impair the rights of that party to rely upon those representations and warranties or to seek to enforce any remedies with respect to any breach or violation thereof. Without limiting the generality of the foregoing, any knowledge of Purchaser of any matter relating to the Acquired Properties or the Acquired Assets, whether or not disclosed in the Disclosure Schedules, shall not relieve Seller or the Stockholder of any Liability or obligation with respect to such matter.

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(d) The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements.

(e) Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller, Purchaser and the Stockholder, and their respective successors and permitted assigns, and the Purchaser Indemnified Parties.

Section 8.09. Entire Agreement; Amendment. This Agreement and the Related Agreements, including the Exhibits and Schedules referred to and incorporated by reference herein and therein, contain the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the letter of intent dated June 12, 2013. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each of the parties hereto.

Section 8.10. No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.

Section 8.11. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither Seller nor the Stockholder shall have the right to assign or delegate its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of Purchaser, except to any Person who shall acquire all of the then outstanding voting securities of Seller whether by purchase, merger, consolidation or otherwise. Purchaser may, without any prior notice to or consent of Seller or the Stockholder, assign or delegate, in whole or in part, its rights and duties under this Agreement and the Related Agreements to any Affiliate or to any Person who shall acquire all or substantially all of the assets or then outstanding voting securities of Purchaser whether by purchase, merger, consolidation or otherwise.

Section 8.12. Governing Law; Dispute Resolution.

(a) The Laws of the State of Illinois shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, notwithstanding the choice of law rules of any other state or jurisdiction.

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(b) The parties agree that any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, shall be submitted to binding arbitration in Chicago, Illinois in accordance with the commercial arbitration rules of the American Arbitration Association. In the event that any matter is submitted to arbitration, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection therewith in addition to any other relief to which it may be entitled.

Section 8.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile or other electronic transmission of a counterpart hereto shall constitute an original hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

“PURCHASER”

ACCESS MEDIA 3, INC.

By:
Scott A Rediger, President and CEO

“SELLER”

MDU COMMUNICATIONS (USA) INC.

By:
Sheldon Nelson, President and CEO

“STOCKHOLDER”

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:
Name:
Title:

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LIST OF EXHIBITS

Exhibit A	Definitions

Exhibit B	Initial Acquired Properties

Exhibit C	Subsequent Acquired Properties

Exhibit D	Escrow Agreement

Exhibit E	Interim Management Agreement

Exhibit F	Bill of Sale

Exhibit G	Assignment Agreement

Exhibit H	Disclosure Schedule

Exhibit I	Permanent Management Agreement

LIST OF SCHEDULES

Tangible Assets Schedule

Assigned Contracts Schedule

Intangible Assets Schedule

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Exhibit a

Definitions

In addition to terms defined elsewhere in this Agreement, the following terms have the meanings indicated below:

“Accounts Receivable” shall mean: (a) all customer accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or debts, including all customer accounts receivable representing amounts receivable in respect of services rendered to customers; and (b) any claims, remedies and other rights related to any of the foregoing.

“Acquired Properties” shall mean the Initial Acquired Properties and the Subsequent Acquired Properties.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with Purchaser, Seller or the Stockholder, as the case may be. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

“Assigned Contracts” shall mean all Contracts set forth on the Assigned Contracts Schedule.

“Best Efforts” shall mean the commercially reasonable efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

“Business Day” shall mean any day other than Saturday, Sunday or any other day on which commercial banks in Illinois are authorized by Law to be closed.

“Charge-Backs” shall mean charge-backs of DirecTV and/or Dish Network, LLC commissions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Encumbrance” shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.

“Equipment and Machinery” shall mean: (a) all fixed assets, including equipment, machinery, spare parts, supplies, materials, computer hardware and software, owned or leased by Seller in connection with and located at the Acquired Properties (including all leases of such property); (b) any rights of Seller to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers, lessors or sellers of any such item; and (c) any related records, documents, claims, credits and rights of recovery with respect thereto.

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“Excluded Liabilities” shall include the following: (a) any Liability arising out of or related to Seller’s provision of media services to the Acquired Properties prior to the applicable Closing Date; (b) any Liability under any Assigned Contract, other than those Liabilities assumed by Purchaser pursuant to Section 1.03(a); (c) any Liability for Taxes (including deferred Taxes) arising out of the operation of Seller’s business or the ownership of the Acquired Assets prior to the applicable Closing Date and any transfer or other Taxes that arise as a result of the sale of the Acquired Assets pursuant to this Agreement; (d) any Liability arising out of or related to Seller’s failure to obtain any required third-party consent to the transactions contemplated by this Agreement; (e) any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto; (f) any Liability relating to compensation, payroll, vacation, sick leave, pension or retirement benefits, incentive or profit-sharing plans, health care plans or other benefits of any kind for Seller’s employees or former employees, including any Liability under any employment, severance, retention or termination agreement with any employee of Seller; (g) any Liability of Seller to the Stockholder or to any Affiliate of the Stockholder; (h) any Liability arising out of or resulting from Seller’s non-compliance with any Law or other legal requirement; (i) except to the extent expressly assumed by Purchaser in Section 1.03(d), any Charge-Backs with respect to the applicable Acquired Properties due to contract termination, over-penetration or otherwise; and (j) any other Liabilities of Seller of any kind or character whatsoever incurred, whether existing as of the applicable Closing Date or incurred thereafter, and whether direct or indirect, known or unknown, choate or inchoate, absolute, fixed or contingent that are not expressly assumed by Purchaser hereunder.

“Expiring ROE Agreement” shall mean an ROE Agreement relating to an Acquired Property with a remaining term of less than one year from the date of the Initial Closing.

“Extended ROE Agreement” shall mean an Expiring ROE Agreement relating to an Acquired Property that has been extended or automatically renewed, in either case on terms no less favorable to Purchaser, or for which a new ROE Agreement on terms no less favorable to Purchaser has been executed prior to the expiration of such Expiring ROE Agreement, for a term of at least one year from the date of the applicable Subsequent Closing, which Extended ROE Agreement shall be evidenced by a written agreement satisfactory in form and substance to Purchaser or automatic renewal language in such Expiring ROE Agreement accompanied by written certification from Seller’s chief executive officer to the effect that no notice of non-renewal or similar communication has been received from the Acquired Property covered by such Expiring ROE Agreement.

“Files and Records” shall mean all files, records and other information of Seller relating to the Acquired Properties or the Acquired Assets, whether in hard copy or magnetic or other format including customer lists and records, referral sources, equipment maintenance records, plant plans, equipment warranty information, research and development reports and records, specifications and drawings, sales and advertising material, software, correspondence, manuals, studies, sales literature and promotional material, production reports and records, operating guides, copies of financial and accounting records.

“Governmental Entity” shall mean any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.

“Intangible Assets” shall mean all intangible personal property rights of Seller, including going concern value, goodwill, customer lists and related information (including telephone numbers, facsimile numbers, addresses and e-mail addresses), supplier lists and related information.

“Inventory” shall mean all inventories of Seller located at the Acquired Properties.

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“Law” shall mean any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Liability” with respect to any Person, shall mean any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses and Permits” shall mean all governmental licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the provision of media services to the Acquired Properties or the operation of the Acquired Assets, and all pending applications therefor or renewals thereof.

“Material Adverse Effect” shall mean any event, change, occurrence, condition or circumstance which has had or could reasonably be expected to have a material adverse impact on the Acquired Assets (taken as a whole), the financial condition, results of operations or prospects of the business conducted at the Acquired Properties, or the ability of Seller to consummate any of the transactions contemplated by this Agreement or any of the Related Agreements.

“Ordinary Course of Business” shall mean any action taken by a Person if: (a) such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) such action is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Encumbrance” shall mean any of the following: (a) the provisions of all applicable zoning Laws, (b) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by applicable Laws incurred in the Ordinary Course of Business that are not yet due and payable; (b) liens for current Taxes and other governmental assessments, charges or claims not yet due and payable.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit.

“Purchase Price” shall mean Initial Purchase Price and the Subsequent Purchase Price.

“Related Agreements” shall mean, collectively, each Assignment Agreement, each Bill of Sale and all other agreements, documents, instruments and certificates executed at or in connection with each Closing by the parties to this Agreement pursuant to and in connection with the transactions contemplated by this Agreement.

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“Subscriber” shall mean a customer that purchases a subscription to a video or internet service provided by Seller at an Acquired Property. For greater clarity, a single subscriber that receives both video and internet services from Seller on a monthly subscription basis shall represent two Subscribers.

“ROE Agreement” shall mean the right-of-entry and service agreement and all renewals, extensions and amendments thereto.

“Tax” or “Taxes” shall mean and include all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Entity or tax authority.

“Tax Return” shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

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